Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-133973 on Form N-14 of our report dated September 19, 2005, relating to the financial statements and financial highlights of Merrill Lynch New Jersey Municipal Bond Fund, one of the series constituting Merrill Lynch Multi-State Municipal Series Trust (the "Trust"), appearing in the Annual Report on Form N-CSR of the Trust for the year ended July 31, 2005, and to the references to us under the captions "Other Service Providers-ML Fund" in the Combined Prospectus/Proxy Statement and "Financial Statements" in the Statement of Additional Information, which are parts of such Registration Statement.

/s/  Deloitte & Touche LLP

Princeton, New Jersey
June 14, 2006